                                                                   EXHIBIT 99.3

                              EMPLOYMENT AGREEMENT

               This Agreement made as of January 1, 2004 between:

                                RENT SHIELD CORP.

       A corporation formed under the laws of Florida (the "Corporation")

                                      -and-

                                 DAVID SANDERSON

RECITALS

         A.       The Corporation is engaged in the business of insurance and financial services;

         B.       The Corporation wishes to employ employee in its position upon the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties agree as follows:

SECTION 1 - EMPLOYMENT

1.1      POSITION

         The Corporation shall employ Employee as its CHIEF FINANCIAL OFFICER

         (CFO). As such, he shall be subject to the direction and control of the

         Board of Directors of the Corporation ("the Board"), or such person designated by the Board. He shall oversee the administration and operation of the Corporation with all the authority normally possessed and exercised in such a position and shall perform such other duties and functions as shall be reasonably prescribed from time to time by the Board of its designate.

1.2      PLACE OF EMPLOYMENT

         Place of Employment shall be at the Corporation's principal offices in

         Toronto.

SECTION 2 - COMMENCEMENT DATE

2.1      COMMENCEMENT DATE

         Employment with the Corporation as CFO shall commence on January 1,

         2004 (the "Commencement Date") and continue until terminated in accordance with the termination provisions contained herein.

SECTION 3 - REMUNERATION AND BENEFITS

3.1      SALARY

         The Corporation shall pay the CFO a salary of $120,000 per annum. Such salary shall be payable in substantially equal semi-monthly installments in arrears and shall be subject to applicable statutory deductions. The Board will review the performance of this duties and his salary annually.

3.2      BONUS

         In addition to his annual salary, the CFO will be eligible for an annual bonus, at the discretion of the Board, based on the performance of the Corporation and on the CFO's performance in each year of his employment.

3.3      BENEFITS

         The CFO shall be entitled to participate in all health, disability,

         death and other employee benefit plans and programs of the Corporation as may be in place and as the same may be amended from time to time.

3.4      STOCK GRANTS

         The employee shall be granted 1% ordinary shares of Rent Shield Corp.

         (RSHL on the OTC/BB exchange).

3.5      The CFO shall be entitled to three weeks' paid vacation each year of his employment. He shall take his vacation at a time or times reasonable for each of the Corporation and himself as mutually agreed.

3.6      EXPENSES

         The Corporation shall reimburse the CFO for all reasonable entertainment, travel and other business expenses properly incurred by him in the course of this employment with the Corporation, upon providing appropriate receipts verifying such expenses and in accordance with its expense reimbursement policies and procedures set out b the Board.

SECTION 4 - EMPLOYEE'S COVENANTS

4.1      FULL TIME SERVICE

         Employee shall devote all of his time, attention and effort to the business and affairs of the Corporation.

4.2      CONFIDENTIAL INFORMATION

         Employee acknowledges that, by reason of his employment with the

         Corporation, he will have access to confidential information. Employee agrees that, during and after his employment with the Corporation, he will no disclose, except in the proper course of his employment with the Corporation, or as required by law, or use for his personal gain or benefit, any confidential information acquired by him by reason of his employment with the Corporation.

4.3      NON-COMPETITION

         Employee acknowledges and agrees that knowledge and experience acquired during employment at the Corporation shall be used exclusively in the furtherance of the business of the Corporation and not in any way detrimental to it. Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his won behalf or on behalf of anyone else, sell advise on the sale of any products or services which are the same or similar to or in competition with the products or services sold by the Corporation.

4.4      NON-SOLICITATION

         Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his own behalf or on behalf of anyone else, solicit any customers of the Corporation for the purpose of selling to those customers any products which are the same or similar to or in competition with the products sold by the Corporation.

         Employee shall not, either during his employment or for a period of one year following termination of his employment for any reason, directly or indirectly on his own behalf or on behalf of anyone else, solicit any employee of the Corporation to leave his or her employment with the

         Corporation.

4.5      RETURN OF PROPERTY

         Upon the cessation of his employment with the Corporation for whatever reason, Employee shall deliver promptly to the Corporation all books,

         documents, materials and other property of the Corporation that are in his possession, charge, control or custody and shall not keep copies of the same.

4.6      BREACH OF OBLIGATIONS

         Employee acknowledges that a breach or threatened breach of his obligations under Sections 4.2, 4.3 and 4.4 would result in irreparable harm to the Corporation that could not be calculated or adequately compensated by recovery of damages alone. Employee therefore agrees that the Corporation shall be entitled to interim or permanent injunctive relief, specific performance and other equitable remedies.

SECTION 5 - TERMINATION

5.1      TERMINATION WITHOUT CAUSE

         The Corporation at its absolute discretion may terminate Employee's employment at any time without cause. In the event of termination by the Corporation without cause the Corporation shall provide to him severance payments as follows:

         (a)      an amount equal to three months' base salary,  less applicable statutory  deductions  to be paid by periodic  payments at the ordinary time an in the ordinary manner should he be terminate prior to or on the first anniversary of the Commencement Date,

                  or

         (b)      an amount equal to six months' base  salary,  less  applicable statutory  deductions  to be paid by periodic  payments at the ordinary  time  and  in  the  ordinary  manner  should  he  be terminated  after the second  anniversary of his  Commencement

                  Date,

         In addition, participation in any group health benefit plan in which he is enrolled at the time of termination will be maintained for a period of eight weeks.

         The parties agree that the provision of severance payments shall constitute full and final satisfaction of an claim and entitlement which Employee may have against the Corporation, arising from or related to the termination of the his employment, whether such claim or entitlement arises under statute, contract, common law or otherwise.

5.2      TERMINATION WITH CAUSE

         The Corporation may terminate Employee's employment at any time with cause without notice or severance payments to him.

5.3      TERMINATION BY EMPLOYEE

         Employee may resign his employment at any time upon providing the

         Corporation with at least 90 days notice of his intention to resign.

         The Corporation may at its absolute discretion waive notice of resignation provided that it provide to Employee an amount equal to eight weeks base salary, less applicable statutory deductions should the Corporation waive entitlement to notice of resignation.

SECTION 6 - GENERAL

6.1      NOTICES

         Unless otherwise specified, all notices provided under this Agreement must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

         If to the Corporation:

         ----------------------

         Name:    Chairperson

         Address: 200 Yorkland Road, Suite 200, Toronto, Ontario, M2J 5C1

         Fax No.: (416) 391-1445

         If to Employee:

         ---------------

         David Sanderson

         1360 Hampton St., #35

         Oakville, Ontario, L6H 2S6

Or to any other address, fax number or Person that the party designates:

6.2      ASSIGNMENT

         The Corporation may assign this Agreement without obtaining the consent of Employee. He may not assign this Agreement. This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

6.3      GOVERNING LAW

         This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario and the courts of Ontario shall have exclusive jurisdiction with respect to any disputed that arise herein.

6.4      SURVIVAL OF AGREEMENT

         The provisions of Sections 4.2, 4.3 and 4.4 hereof shall survive and remain in effect notwithstanding the termination of Employee's employment or nay finding that his employment with the Company has been improperly terminated.

6.5      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to Employee's employment by the Corporation and supersedes all prior agreements and understandings, oral or written. Any modification of this Agreement shall be ineffective unless in writing and signed by both parties.

6.6      SEVERABILITY

         Any provision of this Agreement that is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable.

         The parties have executed this Agreement as of the date first above-written.

         RENT SHIELD CORP.:

         Per:  /s/ illegible                                        Title:  CEO

               -----------------------------

         I have the authority to bind the Corporation.

         /s/ David Sanderson

         ---------------------

             David Sanderson

                             AMENDMENTING AGREEMENT

BETWEEN

                  Rent Shield Corp. (the "Corporation")

AND

                  David Sanderson ("Sanderson")

WHEREAS,  the  Corporation  and Sanderson  entered into an Employment  Agreement dated January 1, 2004; and

WHEREAS, IN CONSIDERATION OF THE SUM OF $10.00 AND OTHER GOOD AN DVALUABLE

CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED BY SANDERSON, both the

Corporation and Sanderson wish to amend the said Employment Agreement to reflect the following:

         Section 3.4 shall be amended to read as follows:

                  The employee shall be granted 150,000 shares, in total, of

                  Rent Shield Corp. (RSHL on the OTC/BB exchange) on the

                  following dates, provided that Sanderson shall still be

                  employed by the Company:

                           50,000 shares shall vest on April 1, 2004

                           50,000 shares shall vest on April 1, 2005

                           50,000 shares shall vest on April 1, 2006

The Parties have executed this Amendment on the 3 Day of January 2004.

Rent Shield Corp.

Per:     /s/ Sandro Sordi                                /s/ David Sanderson

      ---------------------                              --------------------

         Sandro Sordi                                    David Sanderson

I have the power to bind the Corporation